Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan and the 2001 Stock Incentive Plan of Genomic Health, Inc. of our report dated May 13, 2005, expect for the ninth paragraph of Note 1 as to which the date is September 23, 2005, with respect to the consolidated financial statements of Genomic Health, Inc. included in its prospectus dated September 28, 2005 which is included as part of the Registration Statement (Form S-1 No. 333-126626), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
October 3, 2005